EXHIBIT 99.1

MEDIA RELEASE

For Immediate Release:  September 8, 2020

For more information:  Dave Anderson, EVP/COO

(954) 532-4653 Ext. 102

Basanite Inc. Welcomes Adam Falkoff to its Board of Directors

POMPANO BEACH, FL, September 8, 2020 (OTC NEWSWIRE) Basanite, Inc. (hereafter referred to as “Basanite” or the “Company”) today announced that Adam Falkoff has joined the Company’s Board of Directors.

“We are delighted to welcome Mr. Falkoff to our Board,” said Michael V. Barbera, Basanite’s Chairman.  “As a member of the Power 100 list (the 100 most powerful people in Washington), Mr. Falkoff is an extremely well-connected professional advisor, who we believe will make a major contribution towards Basanite achieving its goal of becoming a major supplier to federal, state and local governments as they move forward with infrastructure construction and repair projects.”

“I am excited to join the Board of Directors of Basanite, a leader of the next generation of construction materials. Their technologically innovative green and sustainable products, made in America, are the future of the industry and I am eager to help advise the company’s adoption rate and growth”, said Adam Falkoff.

As America begins to address rebuilding and repairing its bridges, tunnels, highways, dams, ports, buildings and other structures, Basanite Industries (a wholly owned subsidiary of Basanite, Inc.) is striving to take the lead in the next generation of infrastructure technology, with the availability of its highly engineered, green and sustainable concrete reinforcement products.  The many advantages of Basanite’s Basalt fiber-based products, such as BasaFlexTM rebar, are clearly understood by the construction industry: high-strength, non-corrosive, eco-friendly, longer lasting solutions that save significant repair time and money over the lifecycle of concrete structures.

Basanite today is running full single shift manufacturing operations and is engaged in a process to expand both its operational capacity and capabilities.  Because of strong market demand indications, the company is planning for two-shift operations prior to the end of 2020. And with impending major orders, Basanite is working towards a significant plant capacity expansion for early in 2021.

About Basanite and Basanite Industries: Basanite Industries, LLC, a wholly owned subsidiary of Basanite, Inc. (OTCQB: BASA), a publicly traded company with primary interests in the manufacture of composite reinforcement products made from Basalt fiber reinforced polymers (BRFP).  Basanite Industries is positioned to become the industry leading supplier of engineered BFRP composite products for the concrete industry.

2041 NW 15th Avenue  I  Pompano Beach, FL 33069  I  954.532.4653
www.BasaniteIndustries.com

About Adam Falkoff: Adam Falkoff, has over 20 years of experience in public policy, international relations, and business development. He has advised CEO’s of the Fortune 100, Presidents, Prime Ministers, Cabinet Ministers and Ambassadors. Mr. Falkoff is currently the President of CapitalKeys, a bipartisan global public policy and strategic consulting firm based in Washington D.C. His expertise is to successfully help clientele understand, anticipate, and navigate the complex public policy environment as well as strategies for business development driving client revenues. Earlier in his career he served as professional staff in the United States Senate. Mr. Falkoff was a 2018 recipient of the Ellis Island Medal of Honor for service to the United States of America and named in the Power 100 of Washington, D.C. by Washington Life Magazine.

Mr. Falkoff has been an invited guest speaker, panelist, and moderator on a wide range of public policy and business development related topics in several industries. He has appeared in The Wall Street Journal, The Palm Beach Post, Politico, Roll Call, The Hill, The Washington Diplomat, Jack O'Dwyer's Newsletter, Capitol File, Washington Life, National Journal, Technology Law Journal, Greenwire, Appliance Magazine, and The Opportunist Magazine.

Mr. Falkoff received a B.A. from Duke University and both an M.B.A. and M.I.M. (Master of International Management) from the Thunderbird School of Global Management on an academic scholarship. During his graduate studies, he served as an assistant to former Vice President Dan Quayle. Mr. Falloff also holds a Certificate in International Law from the University of Salzburg, Institute on International Legal Studies. The coursework was instructed by Supreme Court Justice Anthony Kennedy and Supreme Court Justice John Paul Stevens.

About BasaFlex™: is an enhanced basalt fiber reinforced polymer (BFRP) rebar, engineered to add intrinsic value in a concrete structure by eliminating corrosion problems associated with typical steel reinforcement – saving both time and money over the lifecycle (or extended lifecycle) of a concrete structure.  BasaFlexTM: has a 50-year design life; is non-corrosive; is just 25% of the weight of steel but has a strength to weight ratio 2.5 times greater; is transparent to magnetic fields, radar frequencies and other high electro-magnetic fields; is both electrically and thermally non-conductive; and is easy to use and much safer to handle on the job site.

Forward-looking statements:  This release contains the company's forward-looking statements which are based on management's current expectations and assumptions as of September 8, 2020, regarding the company's business and performance, its prospects, current factors, the economy, and other future conditions and forecasts of future events, circumstances, and results and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “goal,” “feel,” "may," “plan,” "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this release involve substantial risks and uncertainties that could cause future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements.  All forward-looking statements in this press release reflect Basanite’s current analysis of existing trends and information and represent Basanite’s judgment only as of the date of this press release.  Actual results may differ materially from current expectations based on a number of factors affecting Basanite’s business.  For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Basanite (including the risk of us continuing as a going concern), please see our Annual Report on Form 10-K for the year ended December 31, 2019, including but not limited to the discussion under "Risk Factors" therein, which we filed with the Securities and Exchange Commission on April 6, 2020 and may be viewed at http://www.sec.gov.

2041 NW 15th Avenue  I  Pompano Beach, FL 33069  I  954.532.4653
www.BasaniteIndustries.com